Exhibit 99.1

Geron Corporation Reports 2011 Second Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--July 28, 2011--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and six months ended June 30, 2011.

For the second quarter of 2011, the company reported a net loss of $21.1 million, or $0.17 per share, compared to $17.0 million, or $0.18 per share, for the comparable 2010 period. Net loss for the first six months of 2011 was $45.5 million, or $0.37 per share, compared to $33.7 million, or $0.35 per share, for the comparable 2010 period. The company ended the quarter with $192.2 million in cash and investments.

Revenues for the second quarter of 2011 were $462,000, compared to $1.0 million for the comparable 2010 period. Revenues for the first six months of 2011 were $2.0 million, compared to $1.9 million for the comparable 2010 period. Revenues for the second quarter and year-to-date periods of 2011 and 2010 included funding from collaboration agreements and royalty and license fee revenues under various agreements.

Interest and other income for the second quarter of 2011 amounted to $287,000, compared to $194,000 for the comparable 2010 period. Interest and other income for the first six months of 2011 was $583,000, compared to $396,000 for the comparable 2010 period which reflects the increase in cash and investment balances. The company has not incurred any impairment charges on its marketable debt securities portfolio.

Total operating expenses for the second quarter of 2011 were $21.9 million, compared to $17.9 million for the comparable 2010 period. Research and development expenses for the second quarter of 2011 were $16.5 million, compared to $13.4 million for the comparable 2010 period. General and administrative expenses for the second quarter of 2011 were $5.3 million, compared to $4.5 million for the comparable 2010 period.

Total operating expenses for the first six months of 2011 were $47.7 million, compared to $35.3 million for the comparable 2010 period. Research and development expenses for the first six months of 2011 were $33.3 million, compared to $26.9 million for the comparable 2010 period. General and administrative expenses for the first six months of 2011 were $14.4 million, compared to $8.3 million for the comparable 2010 period.

Research and development expenses increased for the three and six month periods ending June 30, 2011, compared to the same periods in 2010, as a result of higher clinical drug product purchases and increased clinical trial expenses related to initiation and enrollment of four oncology Phase 2 clinical trials of imetelstat and the Phase 1 clinical trial for GRNOPC1 in patients with spinal cord injury. The company expects research and development expenses to increase in the future with the continued enrollment in the imetelstat Phase 2 trials and GRNOPC1 Phase 1 trial and the initiation of the GRN1005 Phase 2 clinical trials in patients with brain metastases. General and administrative expenses increased for the three and six month periods ending June 30, 2011, compared to the same periods in 2010, primarily due to higher non-cash stock-based compensation expense.

Second Quarter 2011 Highlights:

GRNOPC1 Phase 1 Clinical Trial in Spinal Cord Injury

  Geron was awarded $25.0 million by the California Institute for Regenerative Medicine (CIRM) to support the clinical development of GRNOPC1, Geron’s cell therapy containing oligodendrocyte progenitor cells derived from human embryonic stem cells (hESCs), currently in a Phase 1 trial in patients with spinal cord injury. This is the first funding ever awarded by CIRM to support a clinical trial since the agency was established in 2004. CIRM funding will provide matching support in the form of a product-backed loan for clinical trial costs, non-clinical studies, analytical development and the manufacture of cells for clinical trials.

  A second subject was enrolled and received GRNOPC1 in the ongoing Phase 1 clinical trial in patients with spinal cord injury. GRNOPC1 was administered by investigators at Northwestern Memorial Hospital and Northwestern University Feinberg School of Medicine, one of the seven participating clinical sites open to patient enrollment.
  Early data from the first two patients in the Phase 1 clinical trial showed no safety concerns with no serious adverse events. The data included Day 180 follow-up assessments of the first patient to receive GRNOPC1. The data were presented at the 2011 International Conference on Spinal Cord Medicine and Rehabilitation and at the 2011 Spine Symposium, which was held as part of The American Spinal Injury Association (ASIA) Annual Scientific Meeting.
  Based on the early safety data from the Phase 1 clinical trial, Geron received clearance from the FDA to expand the eligibility criteria to allow inclusion of a wider range of patients. Patients with injuries resulting in a neurological level of T11, which represent a substantial proportion of thoracic injuries, are now eligible for the trial in addition to injuries between spinal segments T3 and T10 in the original criteria. The FDA also allowed the 30-day stagger between enrollment of patients in the trial to be reduced to 10 days.

Imetelstat

  The joint ASCO/AACR session at the 2011 ASCO Annual Meeting was titled, “Telomeres and Telomerase in Cancer,” highlighting the importance of telomerase as a target for developing novel cancer therapies. Imetelstat, Geron’s telomerase inhibitor drug currently in Phase 2 clinical trials in four different cancers, was featured in a presentation by Kathy D. Miller, M.D., Associate Professor and Sheila D. Ward Scholar at the Indiana University Melvin and Bren Simon Cancer Center and lead investigator of the company’s ongoing Phase 2 study in patients with breast cancer. The special session also included a presentation by the session co-chair, Elizabeth H. Blackburn, Ph.D., joint-winner of the 2009 Nobel Prize in Physiology or Medicine for her discoveries in the field of telomere biology and telomerase, and a former Geron collaborator.
  At the Jefferies 2011 Global Healthcare Conference in New York City in June, an update on the Phase 2 clinical program was provided. Patient enrollment in the two larger randomized clinical trials of imetelstat in patients with non-small cell lung cancer and breast cancer is proceeding ahead of projections.

Senior Management Appointments

  Melanie I. Nallicheri joined Geron as Senior Vice President, Corporate Development. In her role, Ms. Nallicheri is responsible for overall strategic planning, development of business plans, product/market competitive analyses, commercialization strategies and pharmaceutical company alliances across programs.
  A number of appointments were made within the senior management team to reflect Geron’s clinical development stage and focus. Stephen Kelsey, M.D., was appointed Executive Vice President, Head of Research & Development and Chief Medical Officer; Jane Lebkowski, Ph.D., became Senior Vice President and Geron’s Chief Scientific Officer; and Melissa Kelly Behrs was appointed to Senior Vice President, Strategic Portfolio Management.

Conference Call

At 8:00 a.m. PDT/11:00 a.m. EDT on July 29, 2011, David L. Greenwood, Geron’s president, will host a conference call to discuss the company’s second quarter and year-to-date results.

Participants can access the conference call live via telephone by dialing 800-591-6944 (U.S.); 617-614-4910 (international). The passcode is 38893153. If accessing the conference call by telephone, please dial in at least 10 minutes early to minimize any delay in joining the call. A live audio-only Webcast is also available through a link that is posted on the events page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through August 30, 2011.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with a compound designed to penetrate the blood-brain barrier (BBB). The company is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

Use of Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s telomerase, oncology, and human embryonic stem cell technologies, including plans and expectations for future clinical development and future operating results, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, the uncertainty and preliminary nature of clinical trial results or regulatory approvals or clearances, need to raise additional capital, dependence upon collaborators and protection of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports filed with the Securities and Exchange Commission, including Geron’s quarterly report on Form 10-Q for the quarter ended March 31, 2011. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and, except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(In thousands, except share and	2011	2010	2011	2010
per share data)

Revenues from collaborative agreements	$150	$225	$300	$450
License fees and royalties	312	776	1,667	1,469
Total revenues	462	1,001	1,967	1,919

Operating expenses:
Research and development	16,544	13,389	33,299	26,934
General and administrative	5,334	4,488	14,440	8,338
Total operating expenses	21,878	17,877	47,739	35,272
Loss from operations	(21,416)	(16,876)	(45,772)	(33,353)

Unrealized gain on derivatives, net	240	172	279	230
Interest and other income	287	194	583	396
Losses recognized under equity method investment	(168)	(496)	(503)	(892)
Interest and other expense	(31)	(25)	(64)	(52)
Net loss	$(21,088)	$(17,031)	$(45,477)	$(33,671)

Basic and diluted net loss per share	$(0.17)	$(0.18)	$(0.37)	$(0.35)
Shares used in computing basic and diluted net loss per share	124,579,190	96,712,059	123,838,959	95,862,080

CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
(In thousands)	2011	2010
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$32,812	$46,764
Current marketable securities	119,756	140,599
Other current assets	4,626	7,654
Total current assets	157,194	195,017

Noncurrent marketable securities	39,592	33,911
Property and equipment, net	2,514	3,088
Deposits and other assets	1,030	1,568
	$200,330	$233,584

Current liabilities	$9,270	$40,849
Stockholders’ equity	191,060	192,735
	$200,330	$233,584

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com